                                                                     Exhibit 8.2



                                                             July 1, 1999




The Goldman Sachs Group, Inc.,
85 Broad Street,
New York, New York 10004.

Ladies and Gentlemen:

                  As counsel to The Goldman Sachs Group, Inc. (the "Company") in connection with the issuance of $72,411,000 aggregate principal amount of 2.00% Exchangeable Notes due 2006 (Exchangeable for Common Stock of Wells Fargo & Company), we hereby confirm to you that the discussion set forth under the heading "Supplemental Discussion of Federal Income Tax Consequences" in the Prospectus Supplement which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit is our opinion, subject to the limitations set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Supplemental Discussion of Federal Income Tax Consequences" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                        Very truly yours,



                                                        /s/  SULLIVAN & CROMWELL